DATARAM                   Dataram Contact:      Investor Contact:
The Best Choice in Memory  Mark Maddocks,        Joe Zappulla
                           Vice President & CFO  Wall Street Investor
                                                      Relations
PRESS RELEASE              info@dataram.com      JZappulla@WallStreetIR.com
                              609-799-0071          212-681-4100


                  Dataram Appoints Lars Marcher As President

Princeton, NJ -- October 19, 2004 -- Dataram Corporation [NASDAQ: DRAM], a leading provider of server and workstation memory, today announced that its Board of Directors has unanimously approved the appointment of Lars Marcher as president and chief operating officer of the Company. He assumes the president's title from Robert V. Tarantino, who will maintain his full-time involvement in the business as Dataram's chairman and chief executive officer.

Commenting on Mr. Marcher's promotion, Mr. Tarantino said, "Lars has more than 19 years of management experience working for global companies within the information technology industry. He has contributed greatly to the development of Dataram since joining the company three and a half years ago. He developed the plan to expand our OEM business, which has grown from 17% of revenue in the first quarter of fiscal 2004 to over 50% during the first quarter of our current fiscal year. He is well regarded by our management team for his vision and enterprise in developing and executing strategic initiatives."

Mr. Marcher joined the Company as vice-president in March 2001. He was appointed executive vice president and chief operating officer in September 2002. Before joining Dataram, Mr. Marcher served with Memory Card Technology. Prior to that, Apple Computer employed him as director of sales and marketing for Australia and New Zealand. Mr. Marcher holds an undergraduate degree and master's degree in economics, as well as a MBA degree.

Mr. Tarantino concluded, "In our prior fiscal year, we returned to profitability. Our first quarter of this fiscal year also showed dramatic year over year profit growth. Lars' contribution has been instrumental in achieving this success. His role as president should strengthen the effectiveness of our managerial team as we continue our profitably growth."





DATARAM
The Best Choice in Memory

PRESS RELEASE



ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 37 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP/Compaq, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com



The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.